Exhibit 10.31

Executive Officer Compensation Information – 2015 Salaries and Target Bonus Percentages

The table below provides information regarding the annual base salaries and target bonus percentages for the Company’s executive officers currently employed by the Company for the 2015 performance period:

Named Executive Officer	2015 Annual Base Salary	2015 Target Bonus Percentage(1)
Ronald W. Barrett, Ph.D.	$517,500	90%
Chief Executive Officer
Vincent J. Angotti	$454,574	60%
Executive Vice President, Chief Operating Officer
Gregory T. Bates, D.V.M.	$356,462	40%
Senior Vice President of Regulatory Affairs and Quality
William G. Harris	$391,679	40%
Senior Vice President of Finance and Chief Financial Officer
Richard K. Kim, M.D.	$401,500	40%
Senior Vice President of Clinical Development and Medical Affairs and Chief Medical Officer

(1)	Represents a percentage of 2015 annual base salary pursuant to the terms and conditions of the XenoPort, Inc. Corporate Bonus Plan.